Exhibit 10.1

EXECUTION VERSION

THIRD AMENDMENT

THIS THIRD AMENDMENT (this “Amendment”) dated as of November 28, 2022 to the Credit Agreement referenced below is by and among Corsair Gaming, Inc., a Delaware corporation (the “Borrower”), the Guarantors party hereto, the Lenders party hereto and BANK OF AMERICA, N.A., as Agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, credit facilities have been extended to the Borrower pursuant to that certain Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”), dated as of September 3, 2021, among the Borrower, the Guarantors party thereto, the Lenders party thereto and the Administrative Agent;

WHEREAS, the Borrower has requested certain modifications to the Credit Agreement, and the Administrative Agent and the Lenders have agreed to make such requested modifications on the terms and conditions set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Defined Terms.  Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement.

2.Amendments to the Credit Agreement.

(a)The following defined terms are hereby added to Section 1.01 of the Credit Agreement in appropriate alphabetical order:

“Specified Period” means the period from December 31, 2022 and extending through December 31, 2023.

“Specified Period Conditions” means (a) the Consolidated Total Net Leverage Ratio is less than (x) if such transaction is occurring on or prior to March 31, 2023, 3.50 to 1.00, and (y) if such transaction is occurring after March 31, 2023, 3.00 to 1.00, in each case, calculated as of the most recent Measurement Period, and (b) the Consolidated Interest Coverage Ratio is greater than 3.00 to 1.00.

“Specified Pricing Period” means the period beginning on the Third Amendment Effective Date and ending on (but not including) the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b) for the fiscal year ending December 31, 2023.

“Third Amendment Effective Date” means November 28, 2022.

(b)The definition of Applicable Rate in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Applicable Rate” means, for any day, the rate per annum set forth below opposite the applicable Level then in effect (based on the Consolidated Total Net Leverage Ratio), it being understood that the Applicable Rate with respect to (a) Incremental Term Loans advanced under any Incremental Term Facility, the percentage(s) per annum set forth in the Incremental Term Facility Agreement executed and delivered in connection with the establishment of such Incremental Term Facility, (b) Revolving Loans that are Base Rate Loans shall be the percentage set forth under the column “Revolving Loans” and “Base Rate”, (c) Revolving Loans that are BSBY Rate Loans shall be the percentage set forth under the column “Revolving Loans” and “BSBY Rate & Letter of Credit Fee”, (d) that portion of the Term Loan comprised of Base Rate Loans shall be the percentage set forth under the column “Term Loan” and “Base Rate”, (e) that portion of the Term Loan comprised of BSBY Rate Loans shall be the percentage set forth under the column “Term Loan” and “BSBY Rate & Letter of Credit Fee”, (f) the Letter of Credit Fee shall be the percentage set forth under the column “Revolving Loans” and “BSBY Rate & Letter of Credit Fee”, and (g) the Commitment Fee shall be the percentage set forth under the column “Commitment Fee”:

Level	Consolidated Total Net Leverage Ratio	BSBY Rate & Letter of Credit Fee		Base Rate		Commitment Fee
		Revolving Loans	Term Loan	Revolving Loans	Term Loan
1	> 3.00 to 1.0	2.250%	2.250%	1.250%	1.250%	0.400%
2	< 3.00 to 1.0 but > 2.50 to 1.0	2.000%	2.000%	1.000%	1.000%	0.350%
3	< 2.50 to 1.0 but > 2.00 to 1.0	1.750%	1.750%	0.750%	0.750%	0.300%
4	< 2.00 to 1.0 but > 1.00 to 1.0	1.500%	1.500%	0.500%	0.500%	0.250%
5	< 1.00 to 1.0	1.250%	1.250%	0.250%	0.250%	0.200%

; provided that, during the Specified Pricing Period, the following grid shall apply:

Level	Consolidated Total Net Leverage Ratio	BSBY Rate & Letter of Credit Fee		Base Rate		Commitment Fee
		Revolving Loans	Term Loan	Revolving Loans	Term Loan
1	> 3.50 to 1.0	3.250%	3.250%	2.250%	2.250%	0.500%
2	< 3.50 to 1.0 but > 3.00 to 1.0	2.750%	2.750%	1.750%	1.750%	0.450%
3	< 3.00 to 1.0 but > 2.50 to 1.0	2.250%	2.250%	1.250%	1.250%	0.400%

4	< 2.50 to 1.0 but > 2.00 to 1.0	2.000%	2.000%	1.000%	1.000%	0.350%
5	< 2.00 to 1.0 but > 1.00 to 1.0	1.750%	1.750%	0.750%	0.750%	0.300%
6	< 1.00 to 1.0	1.500%	1.500%	0.500%	0.500%	0.250%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with Section 6.02(b), then, upon the request of the Required Lenders, Pricing Level 1 shall apply, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the first Business Day following the date on which such Compliance Certificate is delivered.

Notwithstanding anything to the contrary contained in this definition, (i) the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b) and (ii) the Applicable Rate shall be set at Pricing Level 3 from the Third Amendment Effective Date until the first Business Day immediately following the date a Compliance Certificate is delivered to the Administrative Agent pursuant to Section 6.02(b) for the fiscal quarter ending December 31, 2022. Any adjustment in the Applicable Rate shall be applicable to all Credit Extensions then existing or subsequently made or issued.

(c)Clause (b) of the definition of “Permitted Acquisition” in Section 1.01 of the Credit Agreement is hereby amended in its entirety as follows:

(b)subject to Section 1.02(f), upon giving effect to such Acquisition on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Section 7.11 and, during the Specified Period, the Specified Period Conditions, in each case, as of the then most recent Measurement Period;

(d)The definition of “Permitted Sale and Leaseback Transaction” in Section 1.01 of the Credit Agreement is hereby amended in its entirety as follows:

“Permitted Sale and Leaseback Transaction” means any Sale and Leaseback Transaction consummated by a Loan Party with respect to any fee owned real property of such Loan Party; provided, that, (a) the real property sold shall be sold for fair market value (as determined by the Borrower in good faith) to a Person that is not an Affiliate of the Borrower or any Subsidiary, (b) the Borrower shall have delivered a certificate of a Responsible Officer of the Borrower certifying that: (i) after giving effect to such Sale and Leaseback Transaction on a Pro Forma Basis, the Loan Parties would be in compliance with the covenants set forth in Section 7.11 and, during the Specified Period, the Specified Period Conditions, in each case as of the most recent Measurement Period and (ii) no Event of Default shall have occurred and be continuing or would arise upon consummation of such transaction as a result thereof and (c) the Net

Cash Proceeds received from the sale of such property shall have been applied in accordance with, and to the extent required by, Section 2.05(b)(i).

(e)The definition of “Unrestricted Cash” in Section 1.01 of the Credit Agreement is hereby amended in its entirety as follows:

“Unrestricted Cash” means the aggregate amount of unrestricted cash and Cash Equivalents of the Loan Parties maintained in domestic accounts, not to exceed (other than, solely for purposes of calculating the Consolidated Total Net Leverage Ratio solely for purposes of determining the Applicable Rate for a period not to exceed twelve (12) months from the incurrence thereof, any such cash representing Net Cash Proceeds from the incurrence of Permitted Convertible Indebtedness to the extent such Permitted Convertible Indebtedness remains outstanding) $75,000,000 (the “Cash Netting Threshold”) in the aggregate; provided that, during the Specified Period, solely for purposes of calculating the Consolidated Total Net Leverage Ratio in connection with the determination of compliance by the Loan Parties with Section 7.11(b) of the Credit Agreement (and not for any other purpose, including, without limitation, the determination of the Applicable Rate and whether the Specified Period Conditions are satisfied with respect to any transaction), the Cash Netting Threshold shall be increased to $125,000,000; provided, further, that cash or Cash Equivalents representing the proceeds of Indebtedness (i) incurred for the sole purpose to finance the consideration (and the payment of fees and expenses in connection therewith) for a not yet consummated Permitted Acquisition that are segregated or held in escrow pending the consummation of such Permitted Acquisition within five (5) Business Days of such incurrence (as determined in good faith by the Borrower) or (y) incurred for the sole purpose of refinancing Indebtedness permitted hereunder (and the payment of fees and expenses in connection therewith) that are segregated or held in escrow pending such refinancing within five (5) Business Days of such incurrence (as determined in good faith by the Borrower), in each case, shall not be disqualified from being considered Unrestricted Cash solely due to Liens or restrictions arising from such escrow arrangement or restricted usage.

(f)Section 2.02(h)(i)(G) of the Credit Agreement is hereby amended in its entirety as follows:

(G)upon giving effect to any such increase on a Pro Forma Basis (and assuming for such calculation that such increase is fully drawn), the Loan Parties would be in compliance with the financial covenants set forth in Section 7.11 and, during the Specified Period, the Specified Period Conditions, in each case, as of the most recent Measurement Period;

(g)Section 2.02(h)(ii)(G) of the Credit Agreement is hereby amended in its entirety as follows:

(G)subject to Section 1.02(f), upon giving effect to the incurrence of any such Incremental Term Facility on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Section 7.11 and, during the Specified Period, the Specified Period Conditions, in each case, as of the most recent Measurement Period;

(h)Section 7.06(e) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(e)the Borrower may make other Restricted Payments in an aggregate amount not to exceed $250,000,000 during the term of this Agreement; provided, that, no Default shall have occurred and be continuing at the time of such Restricted Payment or would result therefrom; provided, further, that, after the Borrower has made $250,000,000 of Restricted Payments in reliance on this clause (e), the Borrower may make additional Restricted Payments in reliance on this clause (e) in an aggregate amount during the term of this Agreement not to exceed seventy-five percent (75%) of Consolidated EBITDA for the four (4) fiscal quarter period most recently ended for which financial statements have been delivered pursuant to Section 6.01(a) or (b), so long as (x) no Default shall have occurred and be continuing at the time of such Restricted Payment or would result therefrom and (y) the Consolidated Total Net Leverage Ratio is less than 2.25 to 1.0, calculated as of the most recent Measurement Period after giving effect to such Restricted Payment on a Pro Forma Basis; provided that, during the Specified Period, in addition to the conditions set forth above, Restricted Payments made pursuant to this clause (e) shall only be permitted if, upon giving effect to such Restricted Payment on a Pro Forma Basis, the Loan Parties shall be in compliance with the Specified Conditions;

(i)Section 7.11 of the Credit Agreement is hereby amended and restated in its entirety as follows:

7.11Financial Covenants.

(a)Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any Measurement Period ending as of the end of any fiscal quarter of the Borrower set forth below to be less than the ratio set forth below opposite such period.

Measurement Period Ending	Minimum Consolidated Interest Coverage Ratio
September 30, 2021 through and including December 31, 2022	3.00 to 1.00
March 31, 2023 through and including December 31, 2023	2.50 to 1.00
March 31, 2024 and each fiscal quarter thereafter	3.00 to 1.00

(b)Consolidated Total Net Leverage Ratio. Permit the Consolidated Total Net Leverage Ratio as of the end of any Measurement Period ending as of the end of any fiscal quarter of the Borrower set forth below to be greater than the ratio set forth below opposite such period:

Measurement Period Ending	Maximum Consolidated Total Net Leverage Ratio
September 30, 2021 through and including June 30, 2022	3.00 to 1.00
September 30, 2022	3.50 to 1.00
December 31, 2022 through and including March 31, 2023	3.75 to 1.00
June 30, 2023	3.50 to 1.00
September 30, 2023 and December 31, 2023	3.25 to 1.00
March 31, 2024 and each fiscal quarter thereafter	3.00 to 1.00

provided, that, upon the occurrence of a Qualified Acquisition, for each of the four (4) fiscal quarters of the Borrower immediately following such Qualified Acquisition (including the fiscal quarter in which such Qualified Acquisition was consummated), the maximum Consolidated Total Net Leverage Ratio permitted pursuant to this Section 7.11(b) shall be increased to 3.50 to 1.00 (a “Leverage Increase Period”); provided, further, that, (i) no Leverage Increase Period may occur until the Borrower has delivered Compliance Certificates for two (2) consecutive fiscal quarters ending after the fiscal quarter ending September 31, 2023 evidencing that the Consolidated Total Net Leverage Ratio was not greater than 3.00 to 1.00 as of the end of each such fiscal quarter, (ii) following the expiration of any Leverage Increase Period, the maximum Consolidated Total Net Leverage Ratio cannot be subsequently increased again as a result of a subsequent Qualified Acquisition (and a subsequent Leverage Increase Period cannot commence) until the Borrower has delivered Compliance Certificates for two (2) consecutive fiscal quarters evidencing that the Consolidated Total Net Leverage Ratio was not greater than 3.00 to 1.00 as of the end of each such fiscal quarter, (iii) there shall be no more than three (3) Leverage Increase Periods exercised during the term of this Agreement, and (iv) each Leverage Increase Period shall only apply with respect to the calculation of this financial maintenance covenant and not for any other purpose.

3.Conditions Precedent.  This Amendment shall be effective on the first date each of the following conditions precedent has been satisfied:

(a)receipt by the Administrative Agent of counterparts of this Amendment duly executed by the Borrower, the Guarantors, the Required Lenders and the Administrative Agent; and

(b)the Borrower shall have paid all reasonable and documented out-of-pocket expenses of the Administrative Agent (including reasonable and documented fees and expenses of counsel to the Administrative Agent in respect of this Amendment) required to be paid on the date hereof to the extent invoiced in writing to the Borrower at least two (2) Business Days prior to the date hereof.

4.Amendment is a “Loan Document”.  This Amendment is a Loan Document and all references to a “Loan Document” in the Credit Agreement and the other Loan Documents (including, without limitation, all such references in the representations and warranties in the Credit Agreement and the other Loan Documents) shall be deemed to include this Amendment.

5.Representations and Warranties; No Default.  Each Loan Party represents and warrants to the Administrative Agent and each Lender that, on and as of the date hereof, immediately after giving effect to this Amendment, (a) the representations and warranties of each Loan Party set forth in the Loan Documents to which it is a party are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date, and (b) no Default exists.

6.Reaffirmation of Obligations.  Each Loan Party (a) acknowledges and consents to all of the terms and conditions of this Amendment, (b) affirms all of its obligations under the Loan Documents (in the case of the Credit Agreement, as amended hereby), and (c) agrees that, except as expressly set forth herein, this Amendment and all documents, agreements and instruments executed in connection with this Amendment do not operate to reduce or discharge such Loan Party’s obligations under the Loan Documents.

7.Reaffirmation of Security Interests.  Each Loan Party (a) affirms that each of the Liens granted in or pursuant to the Loan Documents are valid and subsisting, and (b) agrees that this Amendment and all documents, agreements and instruments executed in connection with this Amendment do not in any manner impair or otherwise adversely affect any of the Liens granted in or pursuant to the Loan Documents.

8.No Other Changes.  Except as modified hereby, all of the terms and provisions of the Loan Documents shall remain in full force and effect.

9.Counterparts; Delivery.  This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment, or any certificate delivered hereunder, by fax transmission or e-mail transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment or certificate. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

10.Governing Law.  This Amendment shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of New York.

[SIGNATURE PAGES FOLLOW]

Each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:	CORSAIR GAMING, INC. By: /s/ Michael G. Potter Name: Michael G. Potter Title: Chief Financial Officer

GUARANTORS:

CORSAIR MEMORY, INC.

By: /s/ Michael G. Potter

Name: Michael G. Potter

Title: Chief Financial Officer

ORIGIN PC, LLC

By: /s/ Andrew J. Paul

Name: Andrew J. Paul

Title: President

SCUF GAMING INTERNATIONAL LLC

By: /s/ Michael G. Potter

Name: Michael G. Potter

Title: Chief Financial Officer

[SIGNATURE PAGES CONTINUE]

Corsair Gaming, Inc.

THIRD AMENDMENT

BANK OF AMERICA, N.A., as Administrative Agent By: /s/ Jason Eshler Name: Jason Eshler Title: Vice President

Corsair Gaming, Inc.

Third AMENDMENT

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swingline Lender By: /s/ Jason Eshler Name: Jason Eshler Title: Vice President

Corsair Gaming, Inc.

THIRD AMENDMENT